Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS THIRD QUARTER EARNINGS

Diluted Earnings Per Share of 17 Cents

Brooklyn, NY – October 19, 2007 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $5.5 million, or 17 cents per diluted share, for the quarter ended September 30, 2007, compared to $7.2 million, or 20 cents per diluted share, for the quarter ended September 30, 2006 and $5.6 million, or 17 cents per diluted share, for the quarter ended June 30, 2007.

Core earnings were $5.0 million, or $0.15 per diluted share, for the quarter ended September 30, 2007.  Reported earnings exceeded core earnings during the quarter ended September 30, 2007 due to $546,000 of non-recurring income related to the settlement of a Bank Owned Life Insurance ("BOLI") agreement.  Core earnings were $6.7 million, or $0.19 per diluted share, for the quarter ended September 30, 2006 compared to reported earnings of $7.2 million during the period.  Reported earnings exceeded core earnings during the quarter ended September 30, 2006 due to a non-recurring, pre-tax reduction of $764,000 in interest expense related to a $170.0 million restructuring of borrowings.  Core earnings were substantially identical to reported earnings during the quarter ended June 30, 2007.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “The third quarter of 2007 again fell in line with our expectations, as pressure on funding costs continued to impede earnings growth."

Mr. Palagiano continued,  " Some participants in the conduit market turned to bank deposits when their sources of short-term wholesale financing dried up.  This raised the cost of acquiring and retaining bank deposits well above that of equivalent funding available from the Federal Home Loan Bank.  Therefore, it was more sensible for us to fund with borrowings rather than deposits during the third quarter.  However, this is not our preferred funding source.  It appears that these conditions may be short-lived, so that we can look forward to a resumption of deposit growth in the near future.  Despite the net deposit outflows in the third quarter, annualized deposit growth was approximately 4.4% during the nine months ended September 30, 2007.  On the asset side, average loan yields continued to rise and credit quality remained outstanding, as difficulties in the credit market had no impact upon the Bank's loan portfolio.  In addition, the Company does not own any securities collateralized by subprime mortgage loans."

Third Quarter 2007 Highlights

▪	Real estate loan originations were $164.9 million at an average rate of 6.56%, compared to $111.0 million at an average interest rate of 6.59% during the quarter ended June 30, 2007.

▪	Real estate loans in the pipeline approximated $148.6 million at quarter-end, including commitments for sale to Fannie Mae of $15.1 million.

▪
The annualized loan amortization rate was 11%, compared to 10% during the previous quarter.  Prepayment fee income was $727,000, compared to $934,000 in the June 2007 quarter and $1.3 million in the September 2006 quarter.

▪	Linked quarter average cost of deposits declined from 3.62% to 3.52%.

▪	Net interest margin was 2.28%, up slightly from 2.27% sequentially.

▪
The Company repurchased 742,640 shares of its common stock, compared to 819,526 shares repurchased in the June 2007 quarter.
The consolidated tangible stockholders' equity ratio declined to 6.75% at September 30, 2007 from 7.06% at June 30, 2007.  Year-to-date through
September 30, 2007, the Company has repurchased 2.0 million shares, or 5.5% of its beginning shares outstanding, at an average price of $12.85 per share.

▪	Quarterly non-interest expense increased 5% sequentially due primarily to additional payroll expense.

OPERATING RESULTS

For the quarter ended September 30, 2007, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $8.7 million, compared to $10.4 million in the same quarter of the previous year.  The $1.7 million decrease was due to a decline of $1.3 million in net interest income, and an increase of $1.1 million in non-interest expense experienced primarily in salary, benefits and other compensation, which was partially offset by an increase of $696,000 in non-interest income due primarily to the non-recurring $546,000 BOLI settlement, and an increase of $164,000 in loan administration income.

Pre-tax income, excluding gains and losses on the sale of assets, was $8.6 million during the June 2007 quarter.  The $79,000 increase from the June 2007 quarter to the September 2007 quarter was primarily due to an increase of $888,000 in non-interest income (excluding gains or losses on the sale of assets), reflecting both the non-recurring BOLI settlement and an increase of $291,000 in loan administration fees.  Partially offsetting this increase was a decline in net interest income of $291,000 that resulted principally from a decrease of $63.1 million in average interest earning assets during the period, and an increase of $518,000 in non-interest expense, due primarily to higher salary expense.

The net interest margin contracted 25 basis points to 2.28% during the September 2007 quarter, from 2.53% during the September 2006 quarter, due primarily to an increase of 42 basis points in the average cost of deposits that reflected growth in deposit balances from successful promotional activities from October 2006 through June 2007.

Excluding the effects of prepayment and late fee income, net interest income would have decreased $47,000 and the net interest margin would have increased 4 basis points during the quarter ended September 30, 2007 compared to the quarter ended June 30, 2007.  During the three months ended September 30, 2007, management elected to utilize a portion of its liquid assets to fund operational needs and treasury stock repurchases.  As a result, average interest earning assets declined $63.1 million from the June 2007 quarter to the September 2007 quarter, which led to a slight decline in interest income during the period despite higher average yields.

The average yield on portfolio real estate loans, excluding the effects of prepayment and late fee income, was 5.84% during the quarter ended September 30, 2007 and 5.77% during the quarter ended June 30, 2007.  Interest rates on newly originated real estate loans averaged 6.56% during the third quarter of 2007, compared to a weighted average rate on loans repaid of 6.00% during the period.

Non-interest income, excluding gains or losses on the sale of assets, totaled $3.1 million during the quarter ended September 30, 2007, up $888,000 from the June 2007 quarter and  $696,000 from the September 2006 quarter, due primarily to the aforementioned BOLI settlement and a loan administration fee that is collected in the third quarter of each year.

The Company sold loans to Fannie Mae totaling $10.1 million, $17.0 million and $92.3 million, recording gains of $79,000, $223,000 and $779,000 during the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively.  Each of the loans sold during these periods was designated for sale upon origination.  The loans sold during the quarter ended September 30, 2007 had a weighted average term to the earlier of maturity or next repricing of 9.0 years.

Non-interest expense totaled $11.7 million during the quarter ended September 30, 2007, up $1.1 million from the September 2006 quarter and $518,000 from the June 2007 quarter.  The growth in non-interest expense from the September 2006 quarter resulted primarily from an increase of $420,000 in salary and benefits, an additional $270,000 of compensation expense from the grant of equity awards to certain officers and outside directors in May 2007, and a combined increase of $240,000 in expenses related to advertising and regulatory compliance.  The increase in non-interest expense from the June 2007 quarter resulted primarily from additional payroll expense during the September 2007 quarter.  Non-interest expense to average assets was 1.45% in the September 2007 quarter, compared to 1.37% for the quarters ended both September 30, 2006 and June 30, 2007.

The effective tax rate was 36.5% for the quarter ended September 30, 2007, 35.9% for the quarter ended September 30, 2006, and 35.8% for the quarter ended June 30, 2007.  The increase in the effective tax rate resulted from an adjustment to the reserve for uncertain tax positions in accordance with Financial Accounting Standards Board Interpretation Number 48.  The effective tax rate is expected to approximate 36.0% for the year ending December 31, 2007.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $164.9 million during the quarter ended September 30, 2007. The average rate on real estate loan originations during the quarter was 6.56%, compared to 6.58% during the quarter ended September 30, 2006 and 6.59% during the quarter ended June 30, 2007.  Offering rates on multifamily loans closed during the quarter ended September 30, 2007 remained relatively constant while the benchmark treasury rates declined during the period, temporarily resulting in wider origination spreads.  Those spreads narrowed in recent weeks as some of the pricing leaders appear to be reducing offering rates on certain multifamily residential loan products.

Real estate loan prepayments and amortization during the September 2007 quarter approximated 11% of the real estate loan portfolio on an annualized basis, compared to 15% during the September 2006 quarter and 10% during the June 2007 quarter.

Non-performing loans were $1.8 million at September 30, 2007, representing only 0.06% of total loans, down from 0.11% at June 30, 2007.

DEPOSITS

Deposits decreased $121.7 million from June 30, 2007 to September 30, 2007.  Core (non-certificate) deposits declined $62.1 million and certificates of deposit declined by $59.7 million.

The market price for consumer deposits experienced significant volatility during the third quarter of 2007, driven by the recent liquidity crisis.  Dime used its liquidity on hand and FHLBNY Advances to maintain price discipline during this period, managing to reduce deposit cost of funds by 10 basis points as compared to the previous quarter.  This pricing discipline resulted in a net decrease of $121.7 million in deposits during the third quarter of 2007.

Several categories of deposit accounts, including Checking, Money Market, and Certificates,  experienced year-to-date annualized growth rates in non-promotional balances of 7.7%, 27.8%, and 18.0%, respectively, during the first nine months of 2007 as a result of successful retention efforts.

Mr. Palagiano commented, "The goal of our rebranding initiative and the launch of Prime Dime Banking is to enable us to migrate promotional deposits, upon completion of the promotional period, into non-promotional, relationship-based retail accounts. Dime plans to continue to use promotional deposit pricing as a cost-efficient way to attract new households to the Bank."

Average deposits per branch approximated $99 million at September 30, 2007, up from $92 million at September 30, 2006, and down from $105 million at June 30, 2007.  Core deposits comprised 51% of total deposits at September 30, 2007, relatively unchanged from June 30, 2007 and up from 47% at September 30, 2006 (reflecting growth of $160.9 million in money market accounts during the twelve months ended September 30, 2007).  The loan-to-deposit ratio was 137% at September 30, 2007, compared to 137% at September 30, 2006 and 126% at June 30, 2007.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders' equity at September 30, 2007 was $270.0 million, or 8.18% of total assets, compared to $275.2 million, or 8.47% of total assets, at June 30, 2007. The decline in stockholders' equity as a percentage of assets resulted from an increase of $51.1 million in period-end assets coupled with $9.0 million in treasury stock repurchases during the period .

During the third quarter of 2007, the Company repurchased into treasury 742,640 shares, or 2.1%, of its common stock outstanding at June 30, 2007.   As of September 30, 2007, the Company had an additional 1,486,651 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

After outlays for dividends paid to shareholders and share repurchases, by the end of the third quarter of 2007 the Company’s tangible stockholders' equity had declined to $219.9 million, compared to $226.4 million at June 30, 2007.  The quarterly cash dividend paid in August 2007 represented a payout ratio of 82.0% of third quarter 2007 earnings.  At September 30, 2007, tangible stockholders’ equity was 6.75% of tangible assets and the tangible book value per share was $6.43.

For the quarter ended September 30, 2007, the return on average stockholders’ equity was 8.20%, the return on average tangible equity was 10.04%, and the cash return on average tangible equity was 10.98%.

OUTLOOK

At present, the overall yield on the Company's interest-earning assets is rising.  The average yield on interest-earning assets, excluding the effects of prepayment and late fee income, rose on a linked quarter basis, from 5.69% to 5.78%.  This trend appears likely to continue, as $390 million in portfolio mortgage loans with a below current market weighted average coupon of 5.37% contractually reprice or mature between October 1, 2007 and December 31, 2008.  During the year ending December 31, 2009, an additional $366 million in mortgage loans with a weighted average coupon of 5.38% are scheduled to reprice.  These loan repricings and maturities provide a potentially significant boost to overall portfolio yields.

The average cost of deposits declined from 3.62% during the June 30, 2007 quarter to 3.52% during the September 2007 quarter.  During the remainder of 2007, average deposit costs are expected to remain relatively stable, as maturing accounts that are anticipated to re-price at lower rates are expected to be offset by new promotional accounts.

Prepayment and amortization rates, which approximated 10.5% during the first nine months of 2007, are expected to remain in the 10% to 12% range during the remainder of 2007.  At September 30, 2007, the real estate loan commitment pipeline approximated $148.6 million, including $15.1 million of loan commitments intended for sale to Fannie Mae.  The real estate loan pipeline had a weighted average interest rate approximating 6.2% at September 30, 2007, lower than the loan origination rate of 6.56% experienced during the third quarter.

We would need to see more steepness in the yield curve, mainly represented by a reduction in short-term rates, before we would see a significant increase in the net interest margin, and there remains a great deal of uncertainty about Federal Open Market Committee ("FOMC") moves in the near term.  Since the Bank's interest bearing liabilities traditionally reprice faster than its interest earning assets, further reductions in short-term interest rates would have a meaningful positive impact on earnings.

Operating expenses are expected to approximate $11.5 million in the fourth quarter of 2007.  The Company is positioned to be opportunistic in the purchase of its own shares should conditions warrant.  Based on an outlook of little or no change in FOMC monetary policy over the next quarter, the Company expects fourth quarter 2007 earnings per diluted share to again be in the range of $0.15 to $0.17.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.30 billion in consolidated assets as of September 30, 2007, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	September 30,
	2007	December 31,
	(Unaudited)	2006
ASSETS:
Cash and due from banks	$ 35,739	$ 26,264
Investment securities held to maturity	160	235
Investment securities available for sale	34,591	29,548
Mortgage-backed securities available for sale	169,908	154,437
Federal funds sold and other short-term investments	35,224	78,752
Real Estate Loans:
One-to-four family and cooperative apartment	148,145	153,847
Multifamily and underlying cooperative	1,927,307	1,855,106
Commercial real estate	711,574	666,927
Construction and land acquisition	47,261	23,340
Unearned discounts and net deferred loan fees	1,536	1,048
Total real estate loans	2,835,823	2,700,268
Other loans	2,096	2,205
Allowance for loan losses	(15,374)	(15,514)
Total loans, net	2,822,545	2,686,959
Loans held for sale	-	1,200
Premises and fixed assets, net	23,625	22,886
Federal Home Loan Bank of New York capital stock	33,629	31,295
Goodwill	55,638	55,638
Other assets	90,413	86,163
TOTAL ASSETS	$ 3,301,472	$ 3,173,377
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$90,720	$95,215
NOW, Super NOW and Interest Bearing Checking	47,642	35,519
Savings	277,650	298,522
Money Market	631,478	514,607
Sub-total	$1,047,490	$943,863
Certificates of deposit	1,026,530	1,064,669
Total Due to Depositors	2,074,020	2,008,532
Escrow and other deposits	72,572	46,373
Securities sold under agreements to repurchase	155,160	120,235
Federal Home Loan Bank of New York advances	586,500	571,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	46,007	38,941
TOTAL LIABILITIES	3,031,424	2,882,746
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,904,028 shares and 50,862,867 shares issued at September 30, 2007 and December 31, 2006, respectively, and 34,218,754 shares
and 36,456,354 shares outstanding at September 30, 2007 and December 31, 2006, respectively)	509	509
Additional paid-in capital	207,896	206,601
Retained earnings	287,253	285,420
Unallocated common stock of Employee Stock Ownership Plan	(4,222)	(4,395)
Unearned common stock of Recognition and Retention Plan	(741)	(3,452)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (16,685,274 shares and 14,406,513 shares at September 30, 2007
and December 31, 2006, respectively)	(207,005)	(179,011)
Accumulated other comprehensive loss, net	(5,701)	(7,100)
TOTAL STOCKHOLDERS' EQUITY	270,048	290,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,301,472	$3,173,377

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Interest income:
Loans secured by real estate	$41,420	$40,697	$39,122	$122,367	$116,805
Other loans	45	42	47	132	141
Mortgage-backed securities	1,588	1,435	1,666	4,535	5,264
Investment securities	374	377	454	1,194	1,405
Federal funds sold and other
short-term investments	1,474	2,793	1,384	6,736	4,062
Total interest income	44,901	45,344	42,673	134,964	127,677
Interest expense:
Deposits and escrow	18,919	19,576	15,019	56,657	40,069
Borrowed funds	8,604	8,099	8,948	25,375	27,610
Total interest expense	27,523	27,675	23,967	82,032	67,679
Net interest income	17,378	17,669	18,706	52,932	59,998
Provision for loan losses	60	60	60	180	180
Net interest income after
provision for loan losses	17,318	17,609	18,646	52,752	59,818

Non-interest income:
Service charges and other fees	1,609	1,282	1,507	4,247	4,461
Net gain on sales and
redemptions of assets	79	223	779	546	2,973
Other	1,443	882	849	3,216	2,554
Total non-interest income	3,131	2,387	3,135	8,009	9,988
Non-interest expense:
Compensation and benefits	6,667	6,198	6,006	19,316	17,678
Occupancy and equipment	1,566	1,512	1,504	4,572	4,295
Other	3,484	3,489	3,110	10,276	9,623
Total non-interest expense	11,717	11,199	10,620	34,164	31,596

Income before taxes	8,732	8,797	11,161	26,597	38,210
Income tax expense	3,188	3,152	4,002	9,591	13,583

Net Income	$5,544	$5,645	$7,159	$17,006	$24,627

Earnings per Share:
Basic	$0.17	$0.17	$0.21	$0.50	$0.70
Diluted	$0.17	$0.17	$0.20	$0.50	$0.70

Average common shares outstanding for Diluted EPS	33,106,224	34,123,887	35,028,903	33,946,319	35,200,367

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP and tangible stockholders' equity can be found in the Company's audited financial statements for the year ended December 31, 2006.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Net income as reported	$ 5,544	$ 5,645	$ 7,159	$ 17,006	$ 24,627
Pre-tax net (gain) loss on sale of securities and other assets	-	-		-	(1,542)
Pre-tax income from life insurance contract settlement	(546)			(546)
Pre-tax income from borrowings restructuring	-	-	(764)	-	(807)
Tax effect of adjustments	-	-	271	-	839
Core Earnings	$ 4,998	$ 5,645	$ 6,666	$ 16,460	$ 23,117
Cash Earnings Additions :
Non-cash stock benefit plan expense	519	466	342	1,314	1,067
Core Cash Earnings	$ 5,517	$ 6,111	$ 7,008	$ 17,774	$ 24,184
Core Cash EPS (Diluted)	$ 0.17	$ 0.18	$ 0.20	$ 0.52	$ 0.69
Core Cash Return on Average Assets	0.68%	0.75%	0.90%	0.73%	1.03%
Core Cash Return on Average Tangible Stockholders' Equity	9.99%	10.58%	11.55%	10.30%	13.38%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.17	$0.17	$0.20	$ 0.50	$0.70
Return on Average Assets	0.69%	0.69%	0.92%	0.70%	1.05%
Return on Average Stockholders' Equity	8.20%	8.06%	9.73%	8.13%	11.21%
Return on Average Tangible Stockholders' Equity	10.04%	9.77%	11.80%	9.86%	13.63%
Net Interest Spread	1.92%	1.81%	2.16%	1.86%	2.29%
Net Interest Margin	2.28%	2.27%	2.53%	2.29%	2.69%
Non-interest Expense to Average Assets	1.45%	1.37%	1.37%	1.41%	1.35%
Efficiency Ratio	57.35%	56.47%	50.42%	56.57%	47.15%
Effective Tax Rate	36.51%	35.83%	35.86%	36.06%	35.55%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.15	$ 0.17	$ 0.19	$ 0.48	$ 0.66
Core Return on Average Assets	0.62%	0.69%	0.86%	0.68%	0.99%
Core Return on Average Stockholders' Equity	7.39%	8.06%	9.06%	7.87%	10.53%
Core Return on Average Tangible Stockholders' Equity	9.05%	9.77%	10.99%	9.54%	12.79%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.89	$ 7.81	$ 8.07	$ 7.89	$ 8.07
Tangible Book Value Per Share	6.43	6.42	6.64	6.43	6.64

Average Balance Data:
Average Assets	$ 3,224,578	$ 3,267,736	$ 3,107,482	$ 3,235,546	$ 3,120,371
Average Interest Earning Assets	3,054,499	3,117,578	2,960,468	3,080,412	2,973,272
Average Stockholders' Equity	270,350	280,282	294,305	279,014	292,805
Average Tangible Stockholders' Equity	220,915	231,127	242,658	230,057	240,967
Average Loans	2,786,862	2,752,200	2,656,014	2,749,274	2,647,969
Average Deposits	2,130,472	2,166,907	1,920,069	2,126,957	1,920,958

Asset Quality Summary:
Net charge-offs (recoveries)	$ 7	($ 1)	$ 0	$ 4	$ 19
Nonperforming Loans	1,792	2,937	2,889	1,792	2,889
Nonperforming Loans/ Total Loans	0.06%	0.11%	0.11%	0.06%	0.11%
Nonperforming Assets/Total Assets	0.05%	0.09%	0.09%	0.05%	0.09%
Allowance for Loan Loss/Total Loans	0.54%	0.56%	0.60%	0.54%	0.60%
Allowance for Loan Loss/Nonperforming Loans	857.92%	524.51%	552.30%	857.92%	552.30%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	6.75%	7.06%	7.88%	6.75%	7.88%
Tangible Capital Ratio (Bank Only)	8.75%	9.13%	9.64%	8.75%	9.64%
Leverage Capital Ratio (Bank Only)	8.75%	9.13%	9.64%	8.75%	9.64%
Risk Based Capital Ratio (Bank Only)	12.65%	12.83%	13.61%	12.65%	13.61%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2007			June 30, 2007			September 30, 2006
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real estate loans	$2,785,057	$41,420	5.95%	$2,750,429	$40,697	5.92%	$2,654,055	$39,122	5.90%
Other loans	1,805	45	9.97	1,771	42	9.49	1,959	47	9.60
Mortgage-backed securities	153,738	1,588	4.13	146,181	1,435	3.93	172,116	1,666	3.87
Investment securities	22,921	374	6.53	25,534	377	5.91	31,406	454	5.78
Other short-term investments	90,978	1,474	6.48	193,663	2,793	5.77	100,932	1,384	5.48
Total interest earning assets	3,054,499	$44,901	5.88%	3,117,578	$45,344	5.82%	2,960,468	$42,673	5.77%
Non-interest earning assets	170,079			150,158			147,014
Total assets	$3,224,578			$3,267,736			$3,107,482

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super NOW and Interest Bearing Checking	$45,609	$220	1.91%	$42,705	$186	1.75%	$33,814	$85	1.00%
Money Market accounts	654,192	6,348	3.85	636,893	6,103	3.84	455,629	3,228	2.81
Savings accounts	284,366	388	0.54	293,759	449	0.61	312,891	493	0.63
Certificates of deposit	1,053,972	11,963	4.50	1,097,137	12,838	4.69	1,023,738	11,213	4.35
Total interest bearing deposits	2,038,139	18,919	3.68	2,070,494	19,576	3.79	1,826,072	15,019	3.26
Borrowed Funds	717,926	8,604	4.75	698,765	8,099	4.65	808,278	8,948	4.39
Total interest-bearing liabilities	2,756,065	27,523	3.96%	2,769,259	27,675	4.01%	2,634,350	23,967	3.61%
Non-interest bearing checking accounts	92,333			96,413			93,989
Other non-interest-bearing liabilities	105,830			121,782			84,838
Total liabilities	2,954,228			2,987,454			2,813,177
Stockholders' equity	270,350			280,282			294,305
Total liabilities and stockholders' equity	$3,224,578			$3,267,736			$3,107,482
Net interest income		$17,378			$17,669			$18,706
Net interest spread			1.92%			1.81%			2.16%
Net interest-earning assets	$298,434			$348,319			$326,118
Net interest margin			2.28%			2.27%			2.53%
Ratio of interest-earning assets
to interest-bearing liabilities		110.83%			112.58%			112.38%

Deposits (including non-interest bearing checking accounts)	$ 2,130,472	$ 18,919	3.52%	$ 2,166,907	$ 19,576	3.62%	$ 1,920,061	$ 15,019	3.10%
Interest earning assets (excluding prepayment fees and late charges)			5.78%			5.69%			5.60%